Exhibit 99.1

The Acquired Properties

Statement of Revenues and Direct Operating Expenses

For the Year Ended December 31, 2012 (Audited)

For the Nine Months Ended September 30, 2013 and 2012 (Unaudited)

Independent Auditor’s Report

To the Board of Directors and Stockholders of Cabot Oil & Gas Corporation

We have audited the accompanying statement of revenues and direct operating expenses of the Cabot Oil & Gas Corporation (the “Company”) Marmaton properties that are the subject of the Asset Purchase Agreement dated October 11, 2013 between the Company and Chaparral Energy, L.L.C. (the “Acquired Properties”) for the year ended December 31, 2012.

Management’s Responsibility for the Statement of Revenues and Direct Operating Expenses

Management is responsible for the preparation and fair presentation of the statement of revenues and direct operating expenses in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of the statement of revenues and direct operating expenses that is free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the statement of revenues and direct operating expenses based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenues and direct operating expenses is free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the statement of revenues and direct operating expenses. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the statement of revenues and direct operating expenses, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company’s preparation and fair presentation of the statement of revenues and direct operating expenses in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the statement of revenues and direct operating expenses. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the accompanying statement of revenues and direct operating expenses presents fairly, in all material respects, the revenues and direct operating expenses of the Acquired Properties for the year ended December 31, 2012 in accordance with accounting principles generally accepted in the United States of America.

Emphasis of Matter

Note 1 describes that the accompanying statement of revenues and direct operating expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission

PricewaterhouseCoopers LLP, 1201 Louisiana, Suite 2900, Houston, TX 77002-5678
T: (713) 356 4000, F: (713) 356 4717 , www.pwc.com/us

for inclusion in the Current Report on Form 8-K of Chaparral Energy Inc. and is not intended to be a complete presentation of the Acquired Properties’ results of operations. Our opinion is not modified with respect to this matter.

Houston, Texas

December 17, 2013

The Acquired Properties

Statement of Revenues and Direct Operating Expenses

	Year Ended	Nine Months Ended
	December 31,	September 30,
(In thousands)	2012	2013	2012
		(Unaudited)

Revenues	$43,095	$56,860	$30,602
Direct operating expenses	3,434	5,709	2,093

Excess of revenues over direct operating expenses	$39,661	$51,151	$28,509

See accompanying notes to the Statement of Revenues and Direct Operating Expenses.

The Acquired Properties

Notes to Statement of Revenues and Direct Operating Expenses

1.	Properties, Basis of Presentation and Significant Accounting Policies

The accompanying statement represents the interest in the revenues and direct operating expenses of the oil and natural gas producing properties to be acquired by Chaparral Energy, L.L.C. (“Chaparral”) from Cabot Oil & Gas Corporation (“Cabot”) pursuant to the Asset Purchase Agreement dated October 11, 2013, for cash consideration of $160.1 million, subject to customary closing conditions and adjustments. The properties consist of approximately 66,000 net acres in the Panhandle Marmaton Play located in Oklahoma and Texas, and are referred to herein as the “Acquired Properties”. The accompanying statement of revenues and direct operating expenses of the Acquired Properties has been prepared to comply with the rules and regulations of the Securities and Exchange Commission (“SEC”) for inclusion by Chaparral in its current report on Form 8-K. As permitted by the SEC, the accompanying statement of revenues and direct operating expenses has been presented in lieu of complete financial statements as prescribed by Rule 3-05 of Regulation S-X and related guidance.

The statement of revenues and direct operating expenses has been derived from Cabot’s historical financial records. Revenues and direct operating expenses included in the accompanying statement represent Chaparral’s acquired interest in the Acquired Properties and are prepared on the accrual basis of accounting. Oil, gas and condensate revenues are recognized when production is sold to a purchaser at a fixed or determinable price, when delivery has occurred and title has transferred, and if collectability of the revenue is reasonably assured. Revenues are reported net of overriding and other royalties due to third parties. Direct operating expenses include lease and well repairs, production taxes, gathering and transportation, maintenance, utilities, payroll and other direct operating expenses. Production taxes for the year ended December 31, 2012 were $0.6 million.

During the periods presented, the Acquired Properties were not held within a separate legal entity, nor was separate, complete historical financial information prepared for the Acquired Properties. Historical financial statements reflecting financial position, results of operations and cash flows required by accounting principles generally accepted in the United States of America therefore are not presented as such information is not available on an individual property basis, nor is it practicable to obtain such information in these circumstances. Certain costs such as depreciation, depletion and amortization, accretion of asset retirement obligations, general and administrative expenses, interest expense and corporate income taxes were not allocated to the Acquired Properties. Consequently, the results set forth in this financial statement may not be representative of future operations.

The preparation of the accompanying statement of revenues and direct operating expenses requires management to make estimates and assumptions that affect the reported amounts of revenues and direct operating expenses during the reporting periods. Actual results may differ from those estimates.

The accompanying statement of revenues and direct operating expenses for the nine months ended September 30, 2013 and 2012 is unaudited. The unaudited interim statement of revenues and direct operating expenses has been derived from Cabot’s historical financial records and prepared on the same basis as the annual statement of revenues and direct operating expenses. In the opinion of management, such unaudited interim statement reflects all adjustments necessary for a fair presentation of the revenues and direct operating expenses of the Acquired Properties for the nine months ended September 30, 2013 and 2012.

Subsequent events have been evaluated for recognition and disclosure through December 17, 2013, the date the financial statement was available to be issued.

The Acquired Properties

Notes to Statement of Revenues and Direct Operating Expenses

2.	Supplemental Oil and Gas Reserve Information (Unaudited)

Estimated Quantities of Proved Oil and Natural Gas Reserves — Unaudited

The following tables summarize the net ownership interests in estimated quantities of proved and proved developed oil and natural gas reserves of the Acquired Properties at December 31, 2012, estimated by Cabot’s petroleum engineers, and the related summary of changes in estimated quantities of net remaining proved reserves during the year.

Proved reserves are estimated quantities of oil and natural gas which geological and engineering data demonstrate, with reasonable certainty, to be recoverable in future years from known reservoirs under existing economic and operating conditions (i.e., prices and costs) existing at the time the estimate was made. Proved developed reserves are proved reserves that can be expected to be recovered through existing wells and equipment in place and under operating methods being utilized at the time the estimates were made.

	Natural Gas	Oil
	(Mmcf)	(MBbls)
Proved reserves at December 31, 2011	1,209	861
Production in 2012	(767)	(470)
Extensions and Discoveries	1,196	1,587
Revisions to reserves in 2012	641	(117)

Proved reserves at December 31, 2012	2,279	1,861

	Natural Gas	Oil
	(Mmcf)	(MBbls)
Proved developed reserves at January 1, 2012	1,078	311
Proved developed reserves at December 31, 2012	1,727	1,073

Proved undeveloped reserves at January 1, 2012	131	551
Proved undeveloped reserves at December 31, 2012	552	789

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves — Unaudited

The following tables set forth the computation of the standardized measure of discounted future net cash flows (the “Standardized Measure”) relating to proved reserves and the changes in such cash flows of the Acquired Properties in accordance with the Financial Accounting Standards Board’s (“FASB”) authoritative guidance related to disclosures about oil and gas producing activities. The Standardized Measure is the estimated net future cash inflows from proved reserves less estimated future production and development costs, estimated plugging and abandonment costs, estimated future income taxes and a discount factor. Production costs do not include depreciation, depletion and amortization of capitalized acquisition, exploration and development costs. Future cash inflows represent expected revenues from production of period-end quantities of proved reserves based on the 12-month average oil and gas index, calculated as the unweighted arithmetic average of the first day of the month price for each month during the year, as prescribed by Accounting Standards Codification (“ASC”) 932. Estimated future production costs related to period-end reserves are based on period-end costs. Such costs include, but are not limited to, production taxes and direct operating costs. Inflation and other anticipatory costs are not considered until the actual cost change takes effect. In accordance with the FASB’s authoritative guidance, a discount rate of 10% is applied to the annual future net cash flows.

The Acquired Properties

Notes to Statement of Revenues and Direct Operating Expenses — (Continued)

The average prices (adjusted for basis and quality differentials) related to proved reserves at December 31, 2012 were $4.37 per Mcf for natural gas and $90.37 per Bbl for oil. Future cash inflows were reduced by estimated future development and production costs based on year end costs resulting in net cash flow before tax. Future income tax expense was computed by applying year end statutory tax rates to future pretax cash flows, less the tax basis of the properties involved.

The Standardized Measure is not intended to be representative of the fair market value of the proved reserves. The calculations of revenues and costs do not necessarily represent the amounts to be received or expended. Accordingly, the estimates of future net cash flows from proved reserves and the present value thereof may not be materially correct when judged against actual subsequent results. Further, since prices and costs do not remain static, and no price or cost changes have been considered, and future production and development costs are estimates to be incurred in developing and producing the estimated proved oil and gas reserves, the results are not necessarily indicative of the fair market value of estimated proved reserves, and the results may not be comparable to estimates disclosed by other oil and gas producers.

(In thousands)	December 31, 2012
Future Cash Inflow	$178,161
Future Production Costs	(53,856)
Future Development Costs	(43,388)
Future Income Tax Expenses	(10,273)

Future Net Cash Flows	70,644
10% Annual Discount for Estimated Timing of Cash Flows	(26,481)

Standardized Measure of Discounted Future Net Cash Flows	$44,163

Changes in the Standardized Measure (in thousands) of the Acquired Properties are as follows:

(In thousands)	December 31, 2012
Beginning of Year	$20,135
Discoveries & Extensions, Net of Related Future Costs	45,178
Net Changes in Prices & Production Costs	3,518
Accretion of Discount	2,213
Revisions of Previous Quantity Estimates	(145)
Timing & Other	6,374
Development Costs Incurred	14,825
Sales & Transfers, Net of Production Costs	(39,662)
Net Changes in Income Taxes	(8,273)

End of Year	$44,163

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